Exhibit 4.1

NOTE

Effective: March 1, 2017
LOAN NO.	Washington, D.C.

FOR VALUE RECEIVED, the undersigned promises to pay to the order of the United States SMALL BUSINESS ADMINISTRATION (“SBA”), the sum of $34,024,755.58 (thirty-four million twenty-four thousand seven hundred fifty-five and 58/100 dollars) plus interest on the outstanding balance thereof at the rate of 3.25% per annum beginning on March 1, 2017, pursuant to and on the terms and conditions of the Loan Agreement (as defined below), and as follows:

Principal and interest shall be payable to SBA pursuant to the terms of the Loan Agreement (the “Loan Agreement”) executed between undersigned and the SBA as of January 25, 2017, on the terms and conditions contained in the Loan Agreement. Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Loan Agreement. Interest shall accrue on the unpaid principal balance hereof and be computed on the basis of a 365 day calendar year. The entire principal balance of the Note and all accrued and unpaid interest thereon shall be due and payable on the date February 1, 2020, unless the SBA has otherwise consented, in writing, to any longer period.

Additionally, the undersigned agrees that it shall make the following minimum cumulative payments of principal and interest on or before the identified deadlines:

February 1, 2018: $5,500,000 (five million five hundred thousand dollars);

February 1, 2019: $9,500,000 (nine million five hundred thousand dollars); and

February 1, 2020: all remaining unpaid principal and interest.

Additionally, the undersigned agrees that all cash received by the undersigned after the date hereof with respect to any Asset, net of any approved reserves, as more specifically set forth in paragraph 6 of the Loan Agreement, shall be remitted to SBA in accordance with the Loan Agreement. All payments will be applied to the Note, interest first.

This Note (“Note”) is issued pursuant to the Loan Agreement executed by and between the undersigned and SBA. Reference to the Loan Agreement is made for a statement of the rights and obligations of the parties hereto. For purposes hereof, this Note, the Loan Agreement, and all ancillary documents or instruments issued in connection herewith are collectively referred to as the “Loan Documents.” All of the terms, covenants, provisions, conditions, stipulations, promises and agreements contained in the Loan Documents to be kept, observed and/or performed by the undersigned are made a part of this Note and are incorporated herein by this reference to the same extent and with the same force and effect as if they were fully set forth herein, and the undersigned promises and agrees to keep, observe and perform them, or cause them to be kept, observed and performed, strictly in accordance with the terms and provisions thereof.

Upon failure of the undersigned to make any payment hereon in full when due, subject to a fifteen (15) day cure period as specified in the Loan Documents, or upon the occurrence of an Event of Default as defined in the Loan Agreement, the entire unpaid principal balance hereof plus accrued and unpaid interest thereon shall, at the option of SBA, become immediately due and payable. Pursuant to the Loan Agreement, SBA may (a) require the Licensee to prepare a final accounting of the liquidation to be submitted to SBA; (b) file the Stipulation and Receivership Order; and (c) exercise any other of its rights under law or equity. The above listed remedies shall in no event affect SBA’s rights under other remedies available to it pursuant to the Small Business Investment Act of 1958, as amended (the “SBIC Act”), including but not limited to, obtaining a receivership of the Licensee. Licensee has signed and delivered to SBA its prior consent to a Stipulation and a Receivership Order, which consent documents SBA may only file after an Event of Default occurs and remains uncured pursuant to the Loan Agreement.

This Note may be prepaid, in whole or in part, at any time without penalty.

No provision hereof may be waived or modified orally by SBA, but all such waivers or modifications shall be in writing and signed by SBA.

The gender and number used in this Note are used as a reference term only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form, and the singular shall likewise include the plural.

This instrument shall be governed in all respects by Federal Law and shall be interpreted and construed to the fullest extent possible in accordance with the SBIC Act and applicable federal regulations.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

Freshstart Venture Capital Corporation

By:	/s/ Alvin Murstein
Alvin Murstein